                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

         QUALITY DISTRIBUTION, INC. ANNOUNCES FINANCIAL RESULTS FOR THE
                       FIRST QUARTER ENDED MARCH 31, 2002

         TAMPA, Fla.--(BUSINESS WIRE)--April 30, 2002--Quality Distribution, Inc. ("QD") today announced its financial results for the first quarter ended March 31, 2002. Revenue for the quarter ended March 31, 2002 decreased 4.5% to $124.9 million compared to $130.8 million for the same period in 2001 primarily as a result of lower fuel surcharges of $3.6 million and 1.5 fewer service days. Operating revenue excluding surcharges on a per service day basis was flat first quarter ended March 31, 2002 compared to the same period in 2001.

         Operating income for the quarter ended March 31, 2002 totaled $7.1 million, or 5.7% of revenue, compared to $8.8 million, or 6.7% of revenue, for the comparable period during 2001. The decrease in operating income was primarily due to fewer service days and increases in truckers liability insurance as a result of our policy renewal on September 15, 2001. Net loss for the quarter ended March 31, 2002 was $3.0 million compared to $1.0 million for the same period in 2001. EBITDA for the quarter ended March 31, 2002 totaled $15.2 million, or 12.2% of revenue, compared to $17.4 million, or 13.3% of revenue, for the comparable period during 2001.

          "Revenue, excluding surcharges, was flat year over year on a per service day basis. For the first time since June 2000, we are seeing stabilization in market demand and have experienced continual monthly revenue growth since December 2001", said Tom Finkbiner, Quality Distribution, Inc. CEO.

          Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,400 tractors and 7,700 trailers through three principal transportation subsidiaries: Quality Carriers, TransPlastics, and Quebec based Levy Transport. The Company also holds varied business interests in other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care(R) Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical processing.

         This press release and other communications from the Company may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected. Without limitation, these risks and uncertainties include economic recession, downturns in customers' business cycles, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's periodic reports on Forms 10-K and 10-Q.

Contact:  Dennis Farnsworth
            Senior Vice President and Chief Financial Officer
            800-282-2031 ext. 7376

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                           QUALITY DISTRIBUTION, INC.

                              FINANCIAL HIGHLIGHTS
                              (DOLLARS IN MILLIONS)

                                                                      Three Months
                                                                     Ended March 31,
                                                               ---------------------------
                                                                  2002            2001
                                                               ----------      -----------
                                                               unaudited        unaudited
INCOME STATEMENT DATA:
Operating revenue excluding surcharges                           $124.4          $127.0
Fuel surcharge                                                      0.2             3.8
Insurance surcharge                                                 0.3              --
                                                                 ------          ------
Operating revenue                                                 124.9           130.8

Operating expenses excluding depreciation                         109.7           113.4
and amortization

Operating expenses excluding depreciation
and amortization as % of revenue                                   87.8%           86.7%

Depreciation and amortization                                       8.1             8.6
                                                                 ------          ------
Operating income                                                 $  7.1          $  8.8
                                                                 ======          ======
Interest expense                                                 $  9.9          $  9.4
                                                                 ======          ======
Net (loss)                                                       $ (3.0)         $ (1.0)
                                                                 ======          ======

OTHER DATA:
EBITDA (1)                                                       $ 15.2          $ 17.4
                                                                 ======          ======
EBITDA as % of revenue                                             12.2%           13.3%

Operating ratio (2)                                                94.3%           93.3%

Operating revenue per day excluding surcharges                   $  1.8          $  1.8
                                                                 ======          ======
Number of days in period (3)                                       69.0            70.5

Net cash provided by operating activities                        $  3.9          $  9.3
Net cash (used) in investing activities                          $ (1.9)         $ (5.5)
Net cash (used) in financing activities                          $ (2.4)         $ (3.6)

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------------------------
(1) EBITDA represents net income (loss) before extraordinary items, net interest expense, provision (benefit) for income taxes, depreciation and amortization, minority interest expense and other income (expense). EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on a basis of operating performance. EBITDA is not intended to present cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. EBITDA is not calculated under GAAP, and is therefore not necessarily comparable to similarly titled measures used by other companies. EBITDA does not necessarily represent cash flow available for discretionary use by management.

(2) Operating ratio represents the ratio of total operating expenses, including depreciation and amortization, to operating revenue.

(3)  Weekends and holidays are counted as 1/4 day.